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                                                                      EXHIBIT 12

                            COOPER INDUSTRIES, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         (Dollar Amounts in Thousands)
                                  (Unaudited)


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
                                      Nine Months Ended
                                        September 30,                             Year Ended December 31,
                                    ---------------------      ------------------------------------------------------------
                                      1996         1995         1995          1994         1993         1992         1991
                                    --------     --------      --------     --------     --------     --------     --------
 Interest Expense                   $109,800     $114,800      $151,000      $73,300      $80,900      $92,500     $125,400
 Estimated Interest Portion
   of Rent Expense                    13,668       12,439        16,865       19,289       20,701       16,178       18,130
                                    --------     --------      --------      -------     --------     --------     --------
 Fixed Charges                      $123,468     $127,239      $167,865      $92,589     $101,601     $108,678     $143,530
                                    ========     ========      ========      =======     ========     ========     ========
 Income From Continuing
   Operations Before Income Taxes   $408,700     $351,600      $478,000     $504,700     $506,000     $392,100     $406,700
 Add:   Fixed Charges                123,468      127,239       167,865       92,589      101,601      108,678      143,530

        Dividends From Less Than
        50% Owned Companies              237          728           968          835        2,395        2,278        1,711

 Less:  Equity in Net Income
        of Less Than 50% Owned
        Companies                     (1,004)        (754)       (1,000)      (1,900)      (1,200)      (1,900)        (900)
                                    --------     --------      --------     --------     --------     --------     --------
 Earnings Before Fixed Charges      $531,401     $478,813      $645,833     $596,224     $608,796     $501,156     $551,041
                                    ========     ========      ========      =======     ========     ========     ========
 Ratio of Earnings to Fixed
    Charges                           4.3x         3.8x         3.8x          6.4x         6.0x         4.6x         3.8x
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